Exhibit 99.2(k)(ii)



                          EXPENSE LIMITATION AGREEMENT

                        MOUNT YALE OPPORTUNITY FUND, LLC

         This EXPENSE LIMITATION AGREEMENT, is made as of **[               ],
2004 by and between Mount Yale Asset Management, LLC (the "Adviser") and Mount Yale Opportunity Fund, LLC (the "Fund").

         WHEREAS, the Company is a Delaware limited liability company, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company; and

         WHEREAS, the Company and the Adviser have entered into an investment
advisory agreement dated **[           ], 2004, as amended (the "Investment
Advisory Agreement"), pursuant to which the Adviser provides investment management services to the Company for compensation based on the value of the Company's month-end net assets; and

         WHEREAS, the Company and the Adviser have entered into an administration agreement dated **[ ], 2004, as amended (the "Administration Agreement"), pursuant to which the Adviser, in its capacity as administrator, provides administrative services to the Company for compensation based on the value of the Company's month-end net assets; and

         WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company and its members to maintain the expenses of the Company at a level below the level to which the Company may normally be subject;

         NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE LIMITATION.

         1.1. APPLICABLE EXPENSE LIMIT. The Adviser, in its capacity as investment adviser and/or administrator of the Company, agrees to waive its fees and/or reimburse expenses to the extent necessary so that the total annual operating expenses for the Company do not exceed the Operating Expense Limit (as defined in Section 1.2 below). For purposes of this Agreement, total annual operating expenses for the Company generally consist of costs not specifically borne by the Adviser (in its capacity as investment adviser and/or administrator to the Company), or the Company's principal underwriter, including, but not limited to, investment advisory fees, administrative fees, fees for necessary professional services, any amortization of organizational expenses, costs associated with regulatory compliance, maintaining legal existence, and investor relations ("Fund Operating Expenses"), but excluding: interest; taxes; transaction costs (such as brokerage commissions); extraordinary expenses, including, but not limited to, litigation and indemnification costs, expenses of a reorganization, restructuring or merger of the Company or acquisition of all or substantially all of the assets of another fund, expenses of holding, and soliciting proxies for a meeting of members of the Company (except to the extent relating to routine items), expenses of converting to a new custodian, transfer agent or other service provider; other expenses not incurred in the ordinary course of the Company's business; and/or expenses of any counsel or other persons or services retained by the Company's managers who are not "interested persons," as that term is defined in the 1940 Act, of the Adviser. To the extent the Company Operating Expenses exceed the


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Operating Expense Limit (as defined in Section 1.2 below), such excess amount
(the "Excess Amount") shall be the liability of the Adviser.

         1.2. OPERATING EXPENSE LIMIT. The maximum Operating Expense Limit in any fiscal year or period with respect to the Company shall be the amount specified in Schedule A based on a percentage of the Company's month-end net assets.

         1.3. DURATION OF OPERATING EXPENSE LIMIT. The Operating Expense Limit with respect to the Company shall remain in effect until **[December 31, 2005]. The Adviser may extend, but may not during the term of this Agreement shorten, the duration of the Operating Expense Limit without the consent of the Company. Such an extension must continue at the same Operating Expense Limit amount specified on Schedule A, unless otherwise agreed by the parties hereto.

         1.4. METHOD OF COMPUTATION. To determine the Adviser's obligation with respect to the Excess Amount, each month the Company Operating Expenses for the Company shall be annualized. If the annualized Fund Operating Expenses for any month of the Company exceeds the Operating Expense Limit of the Company, the Adviser shall remit to the Company an amount equal to such Excess Amount.

         1.5. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced and other payments remitted by the Adviser to the Company with respect to the previous fiscal year shall equal the Excess Amount.

2. REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

         2.1. REIMBURSEMENT. If on the last business day of any month during which the Investment Advisory Agreement is in effect, the estimated annualized Fund Operating Expenses of the Company for that month is less than the Operating Expense Limit, the Adviser shall be entitled to reimbursement by the Company of the fees waived or reduced and other payments remitted by the Adviser to the Company pursuant to Section 1 hereof (the "Reimbursement Amount") during any of the previous thirty-six (36) months, to the extent that the annualized Fund Operating Expenses plus the amount so reimbursed equals, for such month, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

         2.2. YEAR-END ADJUSTMENT. If necessary, on or before the last business day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Company for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. TERM AND TERMINATION OF AGREEMENT.

         This Agreement shall have an initial period as set forth in Section 1.3 above, and shall apply for each fiscal year thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless the Adviser provides written notice to the Company of the termination of this Agreement, which notice shall be received by the Company at least thirty
(30) days' prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Investment


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Advisory Agreement, or it may be terminated by the Company, without payment of any penalty, upon thirty (30) days' prior written notice to the other party at its principal place of business.

4. MISCELLANEOUS.

         4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Company to take any action contrary to the Company's limited liability company operating agreement, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Managers of its responsibility for and control of the conduct of the affairs of the Company.

         4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset value, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the 1940 Act or the Investment Advisory Agreement, shall have the same meaning as and be resolved by reference to the 1940 Act or such Investment Advisory Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.


                                         MOUNT YALE OPPORTUNITY FUND, LLC



                                         By:
                                             ---------------------------------
                                             Name:
                                             Title:


                                         MOUNT YALE ASSET MANAGEMENT, LLC



                                         By:
                                             ----------------------------------
                                             Name:
                                             Title:













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                       SCHEDULE A OPERATING EXPENSE LIMIT

                                       Maximum Operating Expense Limit
Name of Company                    (as a percentage of month-end net assets)
---------------                    -----------------------------------------
Mount Yale Opportunity                               3.00%
Fund, LLC













































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